Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 12, 2000)          Registration Number 333-44960


                                  $805,000,000

                         Diamond Offshore Drilling, Inc.

               Zero Coupon Convertible Debentures Due June 6, 2020

                   -------------------------------------------

           This prospectus supplement relates to the resale by the holders of our Zero Coupon Convertible Debentures Due June 6, 2020 and the shares of our common stock issuable upon the conversion of the debentures.

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated October 12, 2000. The terms of the debentures are set forth in the prospectus.

           The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by superceding the information with respect to persons previously listed in the prospectus that are listed below.


                                                                 PRINCIPAL AMOUNT AT                                    NUMBER OF
                                                                MATURITY OF DEBENTURES        PERCENTAGE OF            CONVERSION
                                                                  BENEFICIALLY OWNED            DEBENTURES             SHARES THAT
NAME                                                               THAT MAY BE SOLD            OUTSTANDING             MAY BE SOLD
----                                                               ----------------            -----------             -----------
ECT Investments, Inc.....................................             $9,500,000                   1.18%                 81,771
Merrill Lynch International Limited......................             $1,600,000                   0.20%                 13,772
Merrill Lynch Pierce Fenner & Smith Inc..................             $3,056,000                   0.38%                 26,304
UBS O'Connor, LLC, f/b/o UBS Global Equity
   Arbitrage Master Limited..............................             $6,500,000                   0.81%                 55,948
UBS Warburg LLC..........................................             $6,500,000                   0.81%                 55,948

Any other holder of Debentures or future transferee
   from any such holder (1)..............................           $326,407,000                  40.55%              2,809,548

Total....................................................           $805,000,000                 100.00%              6,929,020 (2)


(1) Information concerning other selling holders of Debentures will be set forth in prospectus supplements from time to time, if required.

(2) The conversion shares do not total 6,929,038 shares due to rounding resulting from the elimination of fractional shares.


                     --------------------------------------

           The date of this prospectus supplement is October 31, 2000.